Exhibit 23.1

Onestop Assurance PAC
10 Anson Road
#13-09 International Plaza
Singapore 079903
Tel: 9644 9531
Email:audit@onestop-ca.com
Website: www.onestop-ca.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated February 2, 2023 in the Registration Statement on Form F-1 Amendment No.4, under the Securities Act of 1933 (File No. 333- ) with respect to the consolidated balance sheets of JBDI Holdings Limited and Subsidiaries (collectively referred to as the “Company”) as of May 31, 2022 and 2021, the related consolidated statements of operations and comprehensive income, changes in shareholder’s equity and cash flows for each of the years in the two-year period ended May 31, 2022 and the related notes. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

May 16, 2023